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EXHIBIT 99.2

Contact:	Ronald J. Nicolas, Jr.
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION REPORTS MARCH 2002 QUARTER RESULTS
Announces net income of $2.2 million compared to net loss of $33.2 million a year ago
Total loan production during March 2002 quarter was $778.2 million compared to $554.7 a year ago
Total loan sales during March 2002 quarter were $756.8 million

        Los Angeles, California, May 15, 2002—Aames Financial Corporation (OTCBB: AMSF), a leader in subprime home equity lending, today announced results of operations for the three and nine months ended March, 31, 2002 and reported net income of $2.2 million and $4.4 million, respectively, compared to a net loss of $33.2 million and $31.5 million, respectively, during the comparable three and nine month periods a year ago.

        After the accrual for the convertible preferred stock dividend of $4.5 million and $13.2 million during the three and nine months ended March 31, 2002, the net loss to common stockholders was $2.3 million and $8.8 million, respectively. In comparison, the net loss to common stockholders was $36.5 million and $41.2 million during the three and nine months ended March 31, 2001, respectively, after the convertible preferred stock dividend accrual of $3.3 million and $9.7 million during the comparable three and nine month 2001 periods, respectively.

        Net loss per common share was $0.35 and $1.38 for the three and nine months ended March 31, 2002, respectively, compared to a net loss per common share of $5.88 and $6.64 during the comparable three and nine month periods in 2001, respectively.

]Summary of Financial Results

  Total revenues

        Total revenue increased $38.9 million and $29.7 million to $57.6 million and $165.3 million during the three and nine months ended March 31, 2002, respectively, from total revenue of $18.7 million and $135.6 million during the three and nine months ended March 31, 2001, respectively.

        Results of operations for the nine months ended March 31, 2002 included a $27.0 million write-down to the residual interests. There was no write-down to the Company's residual interests during the three months ended March 31, 2002. Results of operations during the three and nine months ended March 31, 2001 included a $33.6 million write-down to the Company's residual interests.

        Excluding the aforementioned residual interest write-downs during the 2002 and 2001 periods, total revenue increased $5.3 million and $23.1 million during the three and nine months ended March 31, 2002 over the amounts reported during the comparable 2001 periods a year ago. The $5.3 million increase in total revenue during the three months ended March 31, 2002 over amounts reported during the same period a year ago resulted primarily from a $5.0 million increase in gain on sale of loans and, to a lesser extent to a $1.3 million increase in origination fees, partially offset by a $1.0 million decline in interest income. The $23.1 million increase in total revenue during the nine months ended March 31, 2002 over amounts reported during the comparable nine month period in 2001 resulted primarily from increases of $22.0 million and $5.4 million in gain on sale of loans and origination fee income, respectively, which were partially offset by decreases of $2.0 million and $2.4 million in loan servicing and interest income, respectively.

  Total expenses

        Total expenses during the three months ended March 31, 2002 increased $3.5 million to $54.5 million over the $51.0 million reported during the comparable three month period a year ago.

The increase in total expenses during the three months ended March 31, 2002 from amounts reported during the comparable three month period a year ago was primarily attributable to increases of $5.4 million and $1.0 million in personnel and production expense, respectively, partially offset by a decrease of $2.7 million in interest expense.

        Total expenses during the nine months ended March 31, 2002 declined by $7.1 million to $158.6 million from the $165.7 million reported during the nine months ended March 31, 2001. The decline in total expenses during the nine months ended March 31, 2002 from amounts reported during the comparable nine month period a year ago was primarily due to decreases of $7.0 million and $10.8 million in general and administrative and interest expense, respectively, partially offset by increases of $9.6 million and $1.1 million in personnel and production expense, respectively. The increased personnel and production expense during the three and nine months ended March 31, 2002 over those reported during the comparable periods a year ago was due to increased loan origination levels during the three and nine months ended March 31, 2002 over those during the same period a year ago.

Loan Production

  Total Loan Production

        During the three months ended March 31, 2002, the Company originated a total of $778.2 million of mortgage loans, a decrease of $56.4 million, or 6.8%, from the $834.6 million of total loan production reported during the three months ended December 31, 2001, and an increase of $223.5 million, or 40.3% over the $554.7 million of total loan production during the three months ended March 31, 2001. The decrease in total loan production during the March 2002 quarter from the December 2001 quarter was primarily due to a generally less favorable interest rate environment during the three months ended March 31, 2002 compared to the three months ended December 31, 2001. To a lesser extent, the decrease was attributable to seasonality factors which have historically resulted in lower production during the March quarters.

        Total loan production during the nine months ended March 31, 2002 was $2.3 billion, an increase of $662.3 million, or 39.6%, over the $1.7 billion of total mortgage loans originated during the comparable nine month period in 2001. The increase in the Company's loan origination volumes during the nine months ended March 31, 2002 over volumes reported during the comparable period a year ago is due in part to the generally more favorable mortgage interest rate environment during the nine months ended March 31, 2002 when compared to the same period a year ago which has contributed to increased refinancing activities in markets where the Company operates.

  Retail

        Total retail loan production during the three months ended March 31, 2002 decreased $63.7 million, or 14.5%, to $374.6 million from $438.3 million during the three months ended December 31, 2001, and increased $60.7 million, or 19.3%, over $313.9 million during the three months ended March 31, 2001. Total retail production during the nine months ended March 31, 2002 increased $321.1 million, or 38.0%, to $1.2 billion over the $844.9 million reported during the comparable nine month period a year ago.

  Traditional Retail Branch Network

        During the three months ended March 31, 2002, loan origination through the Company's traditional retail branch network decreased $51.4 million, or 14.8%, to $296.0 million from the $347.4 million reported during the three months ended December 31, 2001, and increased $3.8 million, or 1.3%, over the $292.2 million of traditional retail branch network production reported during the three months ended March 31, 2001. During the nine months ended March 31, 2002, mortgage loan production through the Company's traditional retail branch network was $951.9 million, an increase of $154.2 million, or 19.3%, over the $797.7 million of traditional retail branch network production reported during the comparable nine month period a year ago.

  National Loan Centers

        Loan production through the Company's National Loan Centers, which originate mortgage loans primarily through affiliations with certain Internet sites decreased $12.2 million, or 13.4%, to $78.6 million during the three months ended March 31, 2002 from $90.8 million reported during the three months ended December 31, 2001, and increased $56.9 million over the $21.7 million reported during the three months ended March 31, 2001. Mortgage loan production through the Company's National Loan Centers was $214.1 million during the nine months ended March 31, 2002 an increase of $166.9 million over the $47.2 million of production during the comparable nine month period a year ago.

        The National Loan Centers' production during the three months ended December 31, 2001 included $30.3 million of conventional loans in the pipeline at the time of the Company's acquisition of Residential Money Centers in November, 2001. As previously reported, mortgage loan production from this source was expected to be lower in the March 2002 quarter as the Company rebuilt a pipeline of subprime loan products and was $24.9 million during the three months ended March 31, 2002.

  Broker

        The Company's total broker loan production during the three months ended March 31, 2002 was $403.5 million, an increase of $7.2 million, or 1.8%, over the $396.3 million of total broker production reported during the three months ended December 31, 2001, and an increase of $162.7 million, or 67.6%, over the $240.8 million of total broker loan production during the three months ended March 31, 2001. Total broker loan production during the nine months ended March 31, 2002 was $1.2 billion an increase of $341.1 million, or 41.2%, over the $828.6 million of total broker production reported during the nine months ended March 31, 2001.

  Broker Regional Office Network

        Of the total broker loan production during the three months ended March 31, 2002, mortgage loan origination through the Company's regional broker office network was $370.0 million, which increased $0.9 million and $135.7 million over the $369.1 million and $234.3 million, respectively, of regional broker office network production during the three months ended December 31, 2001 and March 31, 2001, respectively. Of the total broker loan production during the nine months ended March 31, 2002, mortgage loan origination through the Company's regional broker office network was $1.1 billion, an increase of $298.6 million, or 38.0%, over the $786.7 million of regional broker office network production during the comparable nine month period a year ago.

  Broker Telemarketing and Internet

        Broker loan production originated through telemarketing and the Internet was $33.5 million and $84.4 million during the three and nine months ended March 31, 2002, respectively, compared to $6.5 million and $41.9 million during the three and nine months ended March 31, 2001, respectively.

Loans dispositions and loan servicing

  Loan Dispositions

        Total loan dispositions through securitizations and whole loan sales for cash during the three and nine months ended March 31, 2002 were $756.8 million and $2.3 billion, respectively, compared to $512.3 million and $1.8 billion during the three and nine months ended March 31, 2001, respectively. The Company's increased loan dispositions during the three and nine months ended March 31, 2002 over the comparable three and nine month periods a year ago are related to the Company's increased loan origination volumes during the fiscal 2002 periods over production levels reported a year ago.

        During the three and nine months ended March 31, 2002, the Company relied more on loan dispositions through whole loan sales for cash than on securitization transactions when compared to the mix in the composition of loan dispositions during the same periods a year ago. During the three months ended March 31, 2002, the Company securitized and sold $132.8 million of mortgage loans, a decrease of $17.2 million from the $150.0 million of mortgage loans securitized during the comparable three month period in 2001. However, whole loan sales for cash increased by $261.7 million to $624.0 million during the three months ended March 31, 2002 over $362.3 million of whole loan sales for cash during the comparable three month period in 2001. During the nine months ended March 31, 2002, the Company securitized and sold $542.8 million of mortgage loans, a decrease of $538.7 million from the $1.1 billion of loans sold through securitizations during the comparable nine month period a year ago. Whole loan sales for cash during the nine months ended March 31, 2002 increased by $1.1 billion to $1.8 billion over the $719.1 million of whole loan sales during the comparable nine month period a year ago.

        The residual interest created in the $132.8 million securitization which closed during the three months ended March 31, 2002 was retained by the Company. However, the Company expects to sell the residual interest for cash to an affiliate under its forward residual sale facility during the three months ended June 30, 2002.

        The residual interest created in the $235.0 million securitization which closed during the three months ended December 31, 2001 and retained by the Company at December 31, 2001 was sold for cash to an affiliate under its forward residual sale facility during the three months ended March 31, 2002.

        The Company sold for cash to unrelated, third party mortgage banking companies the mortgage servicing rights and the rights to the prepayment penalties on the underlying mortgage loans in the securitizations which closed during the nine months ended March 31, 2002.

  Loan servicing

        At March 31, 2002 and June 30, 2001 the Company's servicing portfolio was $2.4 billion and $2.7 billion, respectively, of which $2.3 billion and $2.5 billion, respectively, or 94.2% and 93.2%, respectively, was serviced in-house. The Company's servicing portfolio at March 31, 2002 and June 30, 2001 included approximately $930.8 million and $722.1 million, respectively, of loans serviced for others on an interim basis, which includes loans sold where servicing has yet to be transferred and loans held for sale. The Company's servicing portfolio was $2.8 billion at March 31, 2001, of which $2.6 billion, or 92.9%, was serviced in-house.

        Aames Financial Corporation is a leading home equity lender, and at March 31, 2002 operated 100 retail Aames Home Loan branches, 2 National Loan Centers and 5 regional wholesale loan offices throughout the United States.

        From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" in the Company's Annual Report on Form 10-K/A for the year ended June 30, 2001, "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Form 10-Q for the quarter ended March 31, 2002, and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
Financial tables
(In thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2002	June 30, 2001
	(Unaudited)	(Audited)
Cash and cash equivalents	$23,909	$27,583
Loans held for sale, at lower of cost or market	415,222	417,164
Accounts receivable	68,815	71,052
Residual interests, at estimated fair value	205,508	237,838
Mortgage servicing rights, net	3,741	6,545
Other assets	22,802	25,215

Total assets	$739,997	$785,397

Borrowings	$263,970	$269,720
Revolving warehouse and repurchase facilities	348,323	393,301
Accrued dividend on convertible preferred stock	37,156	23,975
Other liabilities	52,942	52,516

	702,391	739,512
Stockholders' equity	37,606	45,885

Total liabilities and stockholders' equity	$739,997	$785,397

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2002	2001	2002	2001
Revenue:
Gain on sale of loans	$22,513	$17,476	$78,149	$56,106
Write-down of residual interests	—	(33,600)	(27,000)	(33,600)
Origination fees	12,484	11,207	41,363	35,953
Loan servicing	3,026	3,008	9,459	11,524
Interest	19,621	20,623	63,349	65,657

Total revenue, including write-down of residual interests	57,644	18,714	165,320	135,640

Expenses:
Personnel	29,127	23,681	84,142	74,457
Production	5,572	4,630	14,813	13,698
General and administrative	11,317	11,516	30,672	37,743
Interest	8,454	11,204	28,978	39,794

Total expenses	54,470	51,031	158,605	165,692

Income before income taxes	3,174	(32,317)	6,715	(30,052)
Provision for income taxes	977	899	2,355	1,460

Net income	$2,197	$(33,216)	$4,360	$(31,512)

Net loss to common shareholders	$(2,297)	$(36,522)	$(8,821)	$(41,233)

Net loss per common share:
Basic	$(0.35)	$(5.88)	$(1.38)	$(6.64)

Diluted	$(0.35)	$(5.88)	$(1.38)	$(6.64)

Weighted average number of common shares:
Basic	6,451	6,211	6,372	6,211

Diluted	6,451	6,211	6,372	6,211

AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
Supplemental Information
(In thousands)

MORTGAGE LOAN ORIGINATION VOLUMES:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2002	2001	2002	2001
Retail:
Traditional retail branch network	$296,034	$292,181	$951,942	$797,666
National Loan Center	78,600	21,684	214,097	47,195

	374,634	313,865	1,166,039	844,861

Broker:
Regional office network	370,007	234,294	1,085,301	786,673
Telemarketing and Internet	33,540	6,539	84,418	41,934

	403,547	240,833	1,169,719	828,607

Total	$778,181	$554,698	$2,335,758	$1,673,468

SECURITIZATIONS AND WHOLE LOAN SALES:

	Three Months Ended March 31,		Nine Months Ended December 31,
	2002	2001	2002	2001
Loan securitizations	$132,836	$150,000	$542,800	$1,081,457
Whole loan sales	623,964	362,253	1,794,842	719,050

Total	$756,800	$512,253	$2,337,642	$1,800,507

LOAN SERVICING:

	March 31,		June 30,
	2002(1)	2001(2)	2001(3)
Servicing portfolio	$2,402,000	$2,846,000	$2,717,000
Serviced in-house	2,262,000	2,645,000	2,533,000
Percentage serviced in-house	94.2%	92.9%	93.2%

(1)
Includes $930.8 million of loans serviced for others on an interim basis by the Company, and $140.4 million of loans subserviced by others.

(2)
Includes $629.7 million of loans serviced for others on an interim basis by the Company, and $201.0 million of loans subserviced by others.

(3)
Includes $722.1 million of loans serviced for others on an interim basis by the Company, and $184.0 million of loans subserviced by others.

  Note: Loans serviced for others on an interim basis by the Company includes loans sold where servicing has not yet been transferred and loans held for sale.

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  EXHIBIT 99.2
Financial tables
CONDENSED CONSOLIDATED BALANCE SHEETS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Supplemental Information
MORTGAGE LOAN ORIGINATION VOLUMES
SECURITIZATIONS AND WHOLE LOAN SALES
LOAN SERVICING